THE SOMERSET GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

ASSETS                                 March 31  December 31   March 31
Current assets                              1997        1996        1996
  Cash and cash equivalents           $1,139,000  $1,060,000  $1,439,000
  Short term investments               4,730,000   4,724,000   4,670,000
  Trade accounts, notes and other receivables
  less allowance for doubtful account    133,000     187,000     649,000
  Prepaid expenses                        45,000      13,000      52,000
                                      ----------  ----------  ----------
                                       6,047,000   5,984,000   6,810,000
Investments
  First Indiana Corporation (market values of
   $41,619,000, $48,470,000 and
   $41,223,000                        30,345,000  29,746,000  28,238,000

Office furniture and equipment           244,000     226,000     241,000
  Less accumulated depreciation           95,000      86,000     200,000
                                      ----------  ----------  ----------
                                         149,000     140,000      41,000
Other assets
  Notes receivable                       732,000     740,000     775,000
  Goodwill, net of amortization        1,122,000   1,142,000        ---
  Other                                  486,000     460,000     460,000
                                      ----------  ----------  ----------
                                       2,340,000   2,342,000   1,235,000

Total Assets                         $38,881,000 $38,212,000 $36,324,000
                                     ====================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable                 $36,000     $37,000      $5,000
  Accrued compensation                    40,000      64,000       8,000
  Taxes, other than income taxes          11,000       9,000       4,000
  Income taxes                            18,000      16,000       2,000
  Other accrued expenses                  16,000      23,000     326,000
                                      ----------  ----------  ----------
      Total current liabilities          121,000     149,000     345,000
Deferred income taxes                  7,061,000   6,827,000   6,125,000
Shareholders' equity
  Common stock, no par, at stated value,
   authorized  4,000,000 shares, issued
   2,858,218 shares                    1,829,000   1,829,000   1,829,000
  Capital in excess of stated value    5,160,000   5,181,000   5,020,000
  Unrealized losses on short-term investments
     net of deferred income taxes        (35,000)       ---      (15,000)
  Retained earnings                   26,404,000  25,962,000  24,609,000
                                      ----------  ----------  ----------
                                      33,358,000  32,972,000  31,443,000
  Less 285,115, 303,156, and 298,540,
   treasury shares at cost             1,659,000   1,736,000   1,589,000
                                      ----------  ----------  ----------
      Total shareholders' equity      31,699,000  31,236,000  29,854,000

Total Liabilities and Equity         $38,881,000 $38,212,000 $36,324,000
                                     ====================================
See accompanying Notes to Consolidated Financial Statements.

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